Exhibit 99.1

GREENROSE ACQUISITION CORP. ANNOUNCES PRICING OF $150 MILLION INITIAL PUBLIC OFFERING

Woodbury, NY, Feb. 11, 2020 (GLOBE NEWSWIRE) -- Greenrose Acquisition Corp. (Nasdaq: GNRSU) (the “Company”) announced today that it priced its initial public offering of 15,000,000 units at a price of $10 per unit generating gross proceeds of $150,000,000 to the Company.  Each unit consists of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and one warrant, with each whole warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. The units have been listed on the Nasdaq Capital Market (“Nasdaq”) and will commence trading February 11, 2020, under the ticker symbol “GNRSU”. Once the securities comprising the units begin separate trading, the Common Stock and warrants are expected to be traded on Nasdaq under the symbols “GNRS” and “GNRSW,” respectively.

The underwriters have been granted a 30-day option to purchase up to an additional 2,250,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on or about February 13, 2020, subject to customary closing conditions.

Imperial Capital, LLC acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Imperial Capital, LLC, 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Greenrose Acquisition Corp.

Greenrose Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the cannabis industry. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact:
Mickey Harley
Chief Executive Officer
Greenrose Acquisition Corp.
(516) 346-5270